News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES BOARD OF DIRECTORS APPROVE
QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

FOREST CITY, IOWA, March 14, 2018 - Winnebago Industries, Inc. (NYSE:WGO), a leading recreation vehicle manufacturer, today announced that on March 14, 2018, the Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share payable on April 25, 2018, to common stockholders of record at the close of business on April 11, 2018.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

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